Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, January 22, 2026

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $1.01

Commerce Bancshares, Inc. announced earnings of $1.01 per share for the three months ended December 31, 2025, compared to $.96 per share in the same quarter last year and $1.01 per share in the third quarter of 2025. Net income for the fourth quarter of 2025 amounted to $140.7 million, compared to $136.1 million in the fourth quarter of 2024 and $141.5 million in the prior quarter.

For the year ended December 31, 2025, earnings per share totaled $4.04, compared to $3.69 last year. Net income amounted to $566.3 million for the year ended December 31, 2025, compared to $526.3 million in the comparable period last year. For the year to date, the return on average assets was 1.79%, and the return on average equity was 15.76%.

“Commerce delivered record revenues in the fourth quarter, driven by strong performance across both net interest income and non-interest income. Our overall results for the quarter and the full year are a reflection of the strength and diversity of our businesses and the dedication of our team members in serving our customers, communities and shareholders,” said John Kemper, President and Chief Executive Officer.

On balance sheet strength, Kemper added, “We repurchased 2.2 million common shares in the fourth quarter and ended the year with robust levels of liquidity and capital. Compared to the same period last year, tangible common equity to tangible assets ratio grew 119 basis points to 11.11%, and our book value per share increased by $4.09, or 17%, to $27.75. Credit quality remains excellent with non-accrual loans at .09% of total loans, down two basis points from the same period last year.”

Kemper continued, “On January 1, 2026, we closed on the FineMark acquisition and officially welcomed our new colleagues into our organization. This combination strengthens our platform for sustained growth in wealth management and private banking, and I am eager see what we can accomplish together.” At December 31, 2025, FineMark had loans of $2.7 billion, deposits of $3.1 billion, and $8.7 billion of wealth assets under administration.

Fourth Quarter 2025 Financial Highlights:

•Net interest income was $283.2 million, a $3.7 million increase over the prior quarter. The net yield on interest earning assets decreased four basis points to 3.60%.

•Non-interest income totaled $166.2 million, an increase of $10.8 million, or 6.9%, over the same quarter last year.

•Trust fees grew $5.8 million, or 10.3%, over the same period last year, mostly due to higher private client fees.

Exhibit 99.1
•Non-interest expense totaled $253.0 million, an increase of $17.3 million, or 7.3%, over the same quarter last year.

•Average loan balances totaled $17.7 billion, an increase of 1.0% over the prior quarter.

•Total average available for sale debt securities increased $311.5 million over the prior quarter to $9.2 billion, at fair value.

•Total average deposits increased $816.0 million, or 3.3%, over the prior quarter. The average rate paid on interest bearing deposits decreased nine basis points to 1.62%, compared to the prior quarter.

•The ratio of annualized net loan charge-offs to average loans was .22% in the current quarter compared to .23% in the prior quarter.

•The allowance for credit losses on loans increased $3.8 million during the fourth quarter of 2025 to $179.5 million, and the ratio of the allowance for credit losses on loans to total loans was 1.01% at December 31, 2025, compared to .99% at September 30, 2025.

•Total assets at December 31, 2025 were $32.9 billion, an increase of $626.4 million over the prior quarter.

•For the quarter, the return on average assets was 1.73%, the return on average equity was 14.70%, and the efficiency ratio was 56.2%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, wealth management and securities brokerage. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions.

Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. With the acquisition of FineMark Holdings, Inc., Commerce builds on its existing private banking and wealth management presence in Florida and adds wealth offices in Arizona and South Carolina. Customers can conveniently access their accounts 24/7 using mobile and online platforms, as well as a customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	Dec. 31, 2025	Sep. 30, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
FINANCIAL SUMMARY
Net interest income	$283,152	$279,457	$266,647	$1,111,858	$1,040,246
Non-interest income	166,208	161,511	155,436	652,281	615,553
Total revenue	449,360	440,968	422,083	1,764,139	1,655,799
Investment securities gains (losses)	2,929	7,885	977	3,660	7,823
Provision for credit losses	15,993	20,061	13,508	56,138	32,903
Non-interest expense	252,995	244,018	235,718	979,826	951,229
Income before taxes	183,301	184,774	173,834	731,835	679,490
Income taxes	40,620	41,152	36,590	161,136	145,089
Non-controlling interest expense (income)	2,019	2,104	1,136	4,448	8,070
Net income attributable to Commerce Bancshares, Inc.	$140,662	$141,518	$136,108	$566,251	$526,331
Earnings per common share:
Net income — basic	$1.01	$1.01	$0.96	$4.04	$3.69
Net income — diluted	$1.01	$1.01	$0.96	$4.04	$3.69
Effective tax rate	22.41%	22.53%	21.19%	22.15%	21.61%
Fully-taxable equivalent net interest income	$285,830	$281,770	$268,935	$1,121,444	$1,049,463
Average total interest earning assets (1)	$31,468,907	$30,732,665	$30,628,722	$30,934,106	$30,266,008
Diluted wtd. average shares outstanding	137,599,105	139,086,435	140,370,917	138,900,333	141,422,821
RATIOS
Average loans to deposits (2)	69.01%	70.61%	68.45%	69.80%	69.73%
Return on total average assets	1.73	1.78	1.73	1.79	1.72
Return on average equity (3)	14.70	15.26	15.97	15.76	16.66
Non-interest income to total revenue	36.99	36.63	36.83	36.97	37.18
Efficiency ratio (4)	56.23	55.26	55.77	55.47	57.37
Net yield on interest earning assets	3.60	3.64	3.49	3.63	3.47
EQUITY SUMMARY
Cash dividends per share	$.262	$.262	$.245	$1.048	$.980
Cash dividends on common stock	$36,236	$36,733	$34,609	$146,596	$139,503
Book value per share (5)	$27.75	$27.15	$23.66
Market value per share (5)	$52.34	$56.91	$59.34
High market value per share	$57.36	$63.18	$69.29
Low market value per share	$48.69	$55.16	$51.44
Common shares outstanding (5)	137,457,138	139,672,183	140,859,781
Tangible common equity to tangible assets (6)	11.11%	11.27%	9.92%
Tier I leverage ratio	12.65%	12.95%	12.26%
OTHER QTD INFORMATION
Number of bank/ATM locations	236	239	243
Full-time equivalent employees	4,667	4,666	4,693
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2025.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Year Ended
	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
Interest income	$373,617	$374,105	$371,636	$364,365	$369,405	$1,483,723	$1,469,557
Interest expense	90,465	94,648	91,489	95,263	102,758	371,865	429,311
Net interest income	283,152	279,457	280,147	269,102	266,647	1,111,858	1,040,246
Provision for credit losses	15,993	20,061	5,597	14,487	13,508	56,138	32,903
Net interest income after credit losses	267,159	259,396	274,550	254,615	253,139	1,055,720	1,007,343
NON-INTEREST INCOME
Trust fees	62,125	58,412	55,571	56,592	56,345	232,700	214,430
Bank card transaction fees	46,761	45,551	46,362	45,593	47,807	184,267	189,784
Deposit account charges and other fees	27,949	27,427	26,248	26,622	25,480	108,246	100,336
Consumer brokerage services	5,185	6,698	5,383	4,785	4,636	22,051	18,141
Capital market fees	4,230	5,138	6,175	5,112	5,129	20,655	19,776
Loan fees and sales	3,594	3,465	3,419	3,404	2,874	13,882	12,890
Other	16,364	14,820	22,455	16,841	13,165	70,480	60,196
Total non-interest income	166,208	161,511	165,613	158,949	155,436	652,281	615,553
INVESTMENT SECURITIES GAINS (LOSSES), NET	2,929	7,885	437	(7,591)	977	3,660	7,823
NON-INTEREST EXPENSE
Salaries and employee benefits	162,889	157,461	155,025	153,078	153,819	628,453	607,862
Data processing and software	35,273	33,555	32,904	32,238	32,514	133,970	127,390
Net occupancy	13,172	13,474	13,654	14,020	13,694	54,320	53,223
Professional and other services	14,573	11,284	12,973	10,026	8,982	48,856	35,077
Marketing	6,201	6,670	5,974	5,843	5,683	24,688	22,353
Equipment	5,682	5,421	5,157	5,248	5,232	21,508	20,619
Supplies and communication	4,841	4,837	4,962	5,046	4,948	19,686	19,291
Deposit Insurance	(81)	3,074	3,312	3,744	3,181	10,049	16,482
Other	10,445	8,242	10,476	9,133	7,665	38,296	48,932
Total non-interest expense	252,995	244,018	244,437	238,376	235,718	979,826	951,229
Income before income taxes	183,301	184,774	196,163	167,597	173,834	731,835	679,490
Less income taxes	40,620	41,152	42,400	36,964	36,590	161,136	145,089
Net income	142,681	143,622	153,763	130,633	137,244	570,699	534,401
Less non-controlling interest expense (income)	2,019	2,104	1,284	(959)	1,136	4,448	8,070
Net income attributable to Commerce Bancshares, Inc.	$140,662	$141,518	$152,479	$131,592	$136,108	$566,251	$526,331
Net income per common share — basic	$1.01	$1.01	$1.09	$0.93	$0.96	$4.04	$3.69
Net income per common share — diluted	$1.01	$1.01	$1.09	$0.93	$0.96	$4.04	$3.69
OTHER INFORMATION
Return on total average assets	1.73%	1.78%	1.95%	1.69%	1.73%	1.79%	1.72%
Return on average equity (1)	14.70	15.26	17.40	15.82	15.97	15.76	16.66
Efficiency ratio (2)	56.23	55.26	54.77	55.61	55.77	55.47	57.37
Effective tax rate	22.41	22.53	21.76	21.93	21.19	22.15	21.61
Net yield on interest earning assets	3.60	3.64	3.70	3.56	3.49	3.63	3.47
Fully-taxable equivalent net interest income	$285,830	$281,770	$282,428	$271,416	$268,935	$1,121,444	$1,049,463
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Dec. 31, 2025	Sep. 30, 2025	Dec. 31, 2024
ASSETS
Loans
Business	$6,439,380	$6,414,792	$6,053,820
Real estate — construction and land	1,438,012	1,433,652	1,409,901
Real estate — business	3,674,567	3,745,000	3,661,218
Real estate — personal	3,053,435	3,070,980	3,058,195
Consumer	2,196,822	2,171,599	2,073,123
Revolving home equity	375,159	364,241	356,650
Consumer credit card	589,694	575,317	595,930
Overdrafts	4,194	11,186	11,266
Total loans	17,771,263	17,786,767	17,220,103
Allowance for credit losses on loans	(179,468)	(175,671)	(162,742)
Net loans	17,591,795	17,611,096	17,057,361
Loans held for sale	4,329	2,538	3,242
Investment securities:
Available for sale debt securities	9,095,513	8,998,586	9,136,853
Trading debt securities	40,080	56,282	38,034
Equity securities	57,354	53,193	57,442
Other securities	230,459	227,430	230,051
Total investment securities	9,423,406	9,335,491	9,462,380
Federal funds sold	—	—	3,000
Securities purchased under agreements to resell	850,000	850,000	625,000
Interest earning deposits with banks	2,744,393	2,477,668	2,624,553
Cash and due from banks	803,239	476,441	748,357
Premises and equipment — net	485,700	483,000	475,275
Goodwill	146,539	146,539	146,539
Other intangible assets — net	13,311	13,329	13,632
Other assets	852,377	892,586	837,288
Total assets	$32,915,089	$32,288,688	$31,996,627
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,205,711	$7,489,645	$8,150,669
Savings, interest checking and money market	15,047,406	15,551,799	14,754,571
Certificates of deposit of less than $100,000	1,023,406	1,002,640	996,721
Certificates of deposit of $100,000 and over	1,363,053	1,413,965	1,391,683
Total deposits	25,639,576	25,458,049	25,293,644
Federal funds purchased and securities sold under agreements to repurchase	2,989,641	2,473,065	2,926,758
Other borrowings	12,798	9,270	56
Other liabilities	458,302	555,257	443,694
Total liabilities	29,100,317	28,495,641	28,664,152
Stockholders’ equity:
Common stock	692,944	676,054	676,054
Capital surplus	3,522,292	3,390,526	3,395,645
Retained earnings	131,826	360,723	45,494
Treasury stock	(48,001)	(121,972)	(48,401)
Accumulated other comprehensive income (loss)	(507,690)	(533,666)	(758,911)
Total stockholders’ equity	3,791,371	3,771,665	3,309,881
Non-controlling interest	23,401	21,382	22,594
Total equity	3,814,772	3,793,047	3,332,475
Total liabilities and equity	$32,915,089	$32,288,688	$31,996,627

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024
ASSETS:
Loans:
Business	$6,317,805	$6,230,019	$6,247,252	$6,106,185	$5,963,217
Real estate — construction and land	1,408,339	1,396,977	1,430,758	1,415,349	1,411,437
Real estate — business	3,730,679	3,715,597	3,692,405	3,667,833	3,636,026
Real estate — personal	3,058,834	3,059,913	3,048,895	3,045,876	3,047,494
Consumer	2,200,500	2,160,637	2,148,666	2,082,360	2,087,237
Revolving home equity	372,194	360,820	362,312	358,684	350,541
Consumer credit card	565,896	563,351	559,858	560,534	568,138
Overdrafts	6,592	7,037	5,663	5,860	5,628
Total loans	17,660,839	17,494,351	17,495,809	17,242,681	17,069,718
Allowance for credit losses on loans	(175,129)	(164,623)	(166,391)	(162,186)	(160,286)
Net loans	17,485,710	17,329,728	17,329,418	17,080,495	16,909,432
Loans held for sale	2,532	2,369	1,741	1,584	2,080
Investment securities:
U.S. government and federal agency obligations	3,197,720	2,693,327	2,623,896	2,586,944	2,459,485
Government-sponsored enterprise obligations	54,955	55,014	55,038	55,330	55,428
State and municipal obligations	724,737	756,137	780,063	804,363	831,695
Mortgage-backed securities	4,316,799	4,461,056	4,641,295	4,788,102	4,905,187
Asset-backed securities	1,336,859	1,466,770	1,585,364	1,655,701	1,570,878
Other debt securities	196,633	204,281	237,385	258,136	221,076
Unrealized gain (loss) on debt securities	(645,595)	(766,025)	(838,028)	(935,054)	(896,346)
Total available for sale debt securities	9,182,108	8,870,560	9,085,013	9,213,522	9,147,403
Trading debt securities	61,160	56,032	51,131	38,298	56,440
Equity securities	52,387	50,823	54,472	57,028	56,758
Other securities	227,395	220,041	216,560	233,461	222,529
Total investment securities	9,523,050	9,197,456	9,407,176	9,542,309	9,483,130
Federal funds sold	—	23	158	2,089	826
Securities purchased under agreements to resell	850,000	850,000	850,000	788,889	566,307
Interest earning deposits with banks	2,786,891	2,422,441	2,036,803	2,388,504	2,610,315
Other assets	1,700,147	1,709,247	1,671,763	1,698,296	1,701,822
Total assets	$32,348,330	$31,511,264	$31,297,059	$31,502,166	$31,273,912

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,592,431	$7,345,156	$7,356,882	$7,298,686	$7,464,255
Savings	1,261,285	1,283,671	1,303,391	1,294,174	1,281,291
Interest checking and money market	14,335,613	13,740,770	13,901,634	13,906,827	13,679,666
Certificates of deposit of less than $100,000	1,015,617	991,877	984,845	991,826	1,061,783
Certificates of deposit of $100,000 and over	1,389,149	1,416,572	1,371,428	1,363,655	1,451,851
Total deposits	25,594,095	24,778,046	24,918,180	24,855,168	24,938,846
Borrowings:
Federal funds purchased	130,487	130,622	129,891	128,340	121,781
Securities sold under agreements to repurchase	2,429,746	2,519,660	2,371,031	2,723,227	2,445,956
Other borrowings	1,230	1,860	2,748	616	1,067
Total borrowings	2,561,463	2,652,142	2,503,670	2,852,183	2,568,804
Other liabilities	395,336	402,265	360,204	421,370	375,463
Total liabilities	28,550,894	27,832,453	27,782,054	28,128,721	27,883,113
Equity	3,797,436	3,678,811	3,515,005	3,373,445	3,390,799
Total liabilities and equity	$32,348,330	$31,511,264	$31,297,059	$31,502,166	$31,273,912

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024
ASSETS:
Loans:
Business (1)	5.48%	5.72%	5.72%	5.75%	5.86%
Real estate — construction and land	7.05	7.37	7.39	7.30	7.75
Real estate — business	5.76	5.92	5.92	5.88	6.01
Real estate — personal	4.38	4.34	4.30	4.28	4.17
Consumer	6.23	6.42	6.43	6.52	6.52
Revolving home equity	7.25	7.94	7.41	7.26	7.28
Consumer credit card	12.81	13.21	13.18	13.49	13.60
Overdrafts	—	—	—	—	—
Total loans	5.84	6.02	6.01	6.02	6.11
Loans held for sale	5.01	6.03	9.22	5.89	7.65
Investment securities:
U.S. government and federal agency obligations	4.07	4.06	4.28	4.09	3.86
Government-sponsored enterprise obligations	2.36	2.35	2.38	2.40	2.36
State and municipal obligations (1)	2.06	2.05	2.05	2.05	2.01
Mortgage-backed securities	2.05	2.01	2.08	2.08	2.17
Asset-backed securities	3.78	3.69	3.73	3.46	2.99
Other debt securities	2.97	2.97	2.94	2.69	2.11
Total available for sale debt securities	2.96	2.86	2.95	2.83	2.70
Trading debt securities (1)	4.61	4.67	4.63	4.97	4.26
Equity securities (1)	6.35	6.09	6.26	8.02	6.58
Other securities (1)	9.08	7.29	11.63	7.85	5.75
Total investment securities	3.12	2.99	3.16	2.98	2.80
Federal funds sold	—	—	5.08	5.63	5.78
Securities purchased under agreements to resell	4.00	4.00	4.02	3.81	3.57
Interest earning deposits with banks	3.95	4.45	4.46	4.46	4.78
Total interest earning assets	4.74	4.86	4.90	4.81	4.83

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.05	.05	.05
Interest checking and money market	1.45	1.54	1.49	1.52	1.63
Certificates of deposit of less than $100,000	3.25	3.33	3.44	3.65	3.91
Certificates of deposit of $100,000 and over	3.60	3.71	3.78	3.96	4.24
Total interest bearing deposits	1.62	1.71	1.67	1.72	1.87
Borrowings:
Federal funds purchased	3.92	4.34	4.37	4.37	4.71
Securities sold under agreements to repurchase	2.54	2.88	2.85	2.86	3.11
Other borrowings	.65	1.71	3.79	.66	3.36
Total borrowings	2.61	2.95	2.93	2.93	3.18
Total interest bearing liabilities	1.75%	1.87%	1.83%	1.89%	2.04%

Net yield on interest earning assets	3.60%	3.64%	3.70%	3.56%	3.49%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except ratios)	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$175,671	$165,260	$167,031	$162,742	$160,839	$162,742	$162,395
Provision for credit losses on loans	13,660	20,739	7,919	15,095	12,557	57,413	39,214
Net charge-offs (recoveries):
Commercial portfolio:
Business	222	826	432	46	335	1,526	1,094
Real estate — construction and land	16	—	24	—	—	40	—
Real estate — business	(24)	(23)	(425)	377	50	(95)	(106)
	214	803	31	423	385	1,471	988
Personal banking portfolio:
Consumer credit card	6,488	6,515	7,085	6,967	6,557	27,055	26,011
Consumer	2,498	2,310	2,168	2,852	3,237	9,828	9,783
Overdraft	485	432	360	495	470	1,772	2,012
Real estate — personal	180	269	35	72	8	556	239
Revolving home equity	(2)	(1)	11	(3)	(3)	5	(166)
	9,649	9,525	9,659	10,383	10,269	39,216	37,879
Total net loan charge-offs	9,863	10,328	9,690	10,806	10,654	40,687	38,867
Balance at end of period	$179,468	$175,671	$165,260	$167,031	$162,742	$179,468	$162,742
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$17,660	$15,327	$16,005	$18,327	$18,935
NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.05%	.03%	—%	.02%	.02%	.02%
Real estate — construction and land	—	—	.01	—	—	—	—
Real estate — business	—	—	(.05)	.04	.01	—	—
	.01	.03	—	.02	.01	.01	.01
Personal banking portfolio:
Consumer credit card	4.55	4.59	5.08	5.04	4.59	4.81	4.64
Consumer	.45	.42	.40	.56	.62	.46	.46
Overdraft	29.19	24.36	25.50	34.26	33.22	28.16	34.06
Real estate — personal	.02	.03	—	.01	—	.02	.01
Revolving home equity	—	—	.01	—	—	—	(.05)
	.62	.61	.63	.70	.67	.64	.63
Total	.22%	.23%	.22%	.25%	.25%	.23%	.23%
CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.09%	.09%	.11%	.13%	.11%
Allowance for credit losses on loans to total loans	1.01	.99	.94	.96	.95
NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$123	$255	$410	$1,112	$101
Real estate — construction and land	—	191	426	220	220
Real estate — business	14,785	14,940	15,109	18,305	14,954
Real estate — personal	842	867	948	989	1,026
Revolving home equity	—	—	1,977	1,977	1,977
Total	15,750	16,253	18,870	22,603	18,278
Loans past due 90 days and still accruing interest	$24,659	$21,536	$25,303	$19,417	$24,516
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2025
For the quarter ended December 31, 2025, net income amounted to $140.7 million, compared to $141.5 million in the previous quarter and $136.1 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of lower gains on investment securities and higher non-interest expense, partly offset by a decrease in the provision for credit losses, higher net interest income and higher non-interest income. The net yield on interest earning assets decreased four basis points from the previous quarter to 3.60%. Average loans, deposits and available for sale investment securities, at fair value, increased $166.5 million, $816.0 million and $311.5 million, respectively, over the prior quarter. For the quarter, the return on average assets was 1.73%, the return on average equity was 14.70%, and the efficiency ratio was 56.2%.

Balance Sheet Review
During the 4th quarter of 2025, average loans totaled $17.7 billion, an increase of $166.5 million over the prior quarter, and an increase of $591.1 million over the same quarter last year. Compared to the previous quarter, average balances of business and consumer loans grew $87.8 million and $39.9 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $27.0 million, compared to $30.6 million in the prior quarter.

Total average available for sale debt securities increased $311.5 million over the previous quarter to $9.2 billion, at fair value. The increase in available for sale debt securities was mainly the result of higher average balances of U.S. government and federal agency obligations, partly offset by lower average balances of mortgage-backed and asset-backed securities. During the 4th quarter of 2025, the unrealized loss on available for sale debt securities decreased $41.7 million to $646.8 million, at period end. Also, during the 4th quarter of 2025, purchases of available for sale debt securities totaled $444.9 million with a weighted average yield of approximately 3.59%, while maturities, sales and pay downs of available for sale debt securities were $395.0 million. On December 31, 2025, the duration of the available for sale investment portfolio was 4.3 years, and maturities and pay downs of approximately $1.2 billion are expected to occur during the next 12 months.

Total average deposits increased $816.0 million this quarter over the previous quarter. The increase in deposits mostly resulted from growth of $594.8 million and $247.3 million in average balances of interest checking and money market deposits and demand deposits, respectively. Compared to the previous quarter, total average commercial, wealth and consumer deposits grew $690.3 million, $45.3 million and $66.2 million, respectively. The average loans to deposits ratio was 69.0% in the current quarter and 70.6% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.4 billion, decreased $90.7 million to $2.6 billion in the 4th quarter of 2025.
Net Interest Income
Net interest income in the 4th quarter of 2025 amounted to $283.2 million, an increase of $3.7 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $4.1 million over the previous quarter to $285.8 million. The increase in net interest income was mostly due to higher interest income on investment securities and lower interest expense on borrowings and deposits, partly offset by lower interest income on loans. The net yield (FTE) on earning assets decreased to 3.60%, from 3.64% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) decreased $5.8 million, mostly due to lower average rates earned on business, business real estate, construction and consumer banking loans, partly offset by higher average balances of business and consumer banking loans. The average yield (FTE) on the loan portfolio decreased 18 basis points to 5.84% this quarter.

Interest income on investment securities (FTE) increased $5.1 million compared to the prior quarter, mostly due to higher average balances of U.S. government and federal agency securities and higher average rates earned on other securities, partially offset by lower average balances of asset-backed and mortgage-backed securities. Interest income earned on U.S. government and federal agency securities included the impact of a $397 thousand increase in inflation income from Treasury inflation-protected securities over the previous quarter. Interest on other securities included dividend income of $2.1 million related to a private equity investment and was higher than non-accrual interest of $1.3 million recorded in the prior quarter. Additionally, the Company recorded a $731 thousand adjustment to premium amortization on December 31, 2025, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was higher than the $314 thousand adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 3.12% in the current quarter, compared to 2.99% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks increased $580 thousand as higher average balances were mostly offset by lower average rates.

Interest expense decreased $4.2 million compared to the previous quarter, mainly due to lower average rates paid on deposits and borrowings, partially offset by higher average deposit balances. Interest expense on borrowings decreased $2.9 million mostly due to lower rates paid on securities sold under repurchase agreement balances. Interest expense on deposits decreased $1.3 million due to lower average rates, partly offset by higher average interest checking and money market deposit account balances. The average rate paid on interest bearing deposits totaled 1.62% in the current quarter compared to 1.71% in the prior quarter. The overall

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2025
rate paid on interest bearing liabilities was 1.75% in the current quarter and 1.87% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2025, total non-interest income amounted to $166.2 million, an increase of $10.8 million, or 6.9%, over the same period last year and an increase of $4.7 million over the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees and deposit account fees, partly offset by lower bank card fees. The increase in non-interest income compared to the prior quarter was mainly due to higher trust fees.

Total net bank card fees in the current quarter decreased $1.0 million, or 2.2%, compared to the same period last year, and increased $1.2 million over the prior quarter. Net corporate card fees decreased $436 thousand, or 1.7%, compared to the same quarter of last year mainly due to higher rewards expense, partly offset by higher interchange fees. Net merchant fees decreased $150 thousand, or 2.5%, while net debit card fees decreased $141 thousand, or 1.2%. Net credit card fees decreased $319 thousand, or 7.5%, mostly due to higher rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($25.8 million), debit card ($11.2 million), merchant ($5.9 million) and credit card ($3.9 million) transactions.

In the current quarter, trust fees increased $5.8 million, or 10.3%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.5 million, or 9.7%, mostly due to higher corporate cash management fees.

Other non-interest income increased over the same period last year primarily due to higher tax credit sales fees and cash sweep fees of $822 thousand and $726 thousand, respectively. For the 4th quarter of 2025, non-interest income comprised 37.0% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $2.9 million in the current quarter, compared to $7.9 million in the prior quarter and $977 thousand in the 4th quarter of 2024. Net securities gains in the current quarter mostly resulted from net fair value adjustments of $7.9 million on the Company’s portfolio of private equity investments, partly offset by losses of $4.2 million on sales of available for sale debt securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $253.0 million, compared to $235.7 million in the same period last year and $244.0 million in the prior quarter. The increase in non-interest expense over the prior quarter and the same period last year was mainly due to higher salaries and benefits expense, data processing and software expense, and professional and other services expense, partly offset by lower deposit insurance expense.
Compared to the 4th quarter of 2024, salaries and employee benefits expense increased $9.1 million, or 5.9%, mostly due to higher full-time salaries of $3.5 million, incentive compensation of $2.7 million and healthcare expense of $1.3 million. Full-time equivalent employees totaled 4,667 and 4,693 at December 31, 2025 and 2024, respectively.

Compared to the same period last year, data processing and software expense increased $2.8 million due to higher costs for service providers and software. Software expense in the current quarter included a $1.6 million write-off of software implementation consulting fees. Professional and other services, which increased $5.6 million compared to the 4th quarter of 2024, included $2.6 million of acquisition related legal and professional services expense. Deposit insurance expense decreased $3.3 million due to a $3.9 million accrual adjustment to the FDIC’s special assessment.

Income Taxes
The effective tax rate for the Company was 22.4% in the current quarter, 22.5% in the prior quarter, and 21.2% in the 4th quarter of 2024. The increase in the effective tax rate compared to the 4th quarter of 2024 was mostly due to higher state and local income taxes.

Credit Quality
Net loan charge-offs in the 4th quarter of 2025 amounted to $9.9 million, compared to $10.3 million in the prior quarter, and $10.7 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .22% in the current quarter, .23% in the previous quarter, and .25% in the same quarter of last year. Compared to the prior quarter, net loan charge-offs on business loans decreased $604 thousand, while net loan charge-offs on consumer loans increased $188 thousand.

In the 4th quarter of 2025, annualized net loan charge-offs on average consumer credit card loans were 4.55%, compared to 4.59% in both the previous quarter and the same quarter last year. Consumer loan net charge-offs were .45% of average consumer loans in the current quarter, .42% in the prior quarter, and .62% in the same quarter last year.

At December 31, 2025, the allowance for credit losses on loans totaled $179.5 million, or 1.01% of total loans, and increased $3.8 million compared to the prior quarter. The increase was mostly attributed to the business and consumer card loan portfolios. Additionally, the liability for unfunded lending commitments on December 31, 2025 was $17.7 million, an increase of $2.3 million compared to the liability on September 30, 2025.

At December 31, 2025, total non-accrual loans amounted to $15.8 million, a decrease of $503 thousand compared to the previous quarter. At December 31, 2025, the balance of non-accrual loans, which represented .09% of loans outstanding, included business real estate loans of $14.8 million, personal real estate loans of $842 thousand and business loans of $123 thousand. Loans more than 90

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2025
days past due and still accruing interest totaled $24.7 million at December 31, 2025.

Other
During the 4th quarter of 2025, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.262 per common share (as restated for the stock dividend), representing a 7% increase over the same period last year. The Company purchased 2.2 million shares of treasury stock during the current quarter at an average price of $53.29.

On January 1, 2026, the Company closed on its previously announced acquisition of FineMark Holdings, Inc. (“FineMark”), Ft. Meyers, Florida, with 13 banking locations in Florida, Arizona, and South Carolina. As of December 31, 2025, FineMark had loans and deposits of $2.7 billion and $3.1 billion, respectively, and $8.7 billion of assets under administration.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.